As filed with the Securities and Exchange Commission on October 27, 2005
(Registration No. 333-____________)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOFONE.COM, INCORPORATED
(Name of small business issuer in its charter)

Nevada	7389	98-2020313
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1431 Ocean Ave., Suite 1100
Santa Monica, CA 90401
(310) 458-3233
(Address and telephone number of principal executive offices)

Mr.Alex Lightman
Chief Executive Officer and President
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
Phone (310) 458-3233
Fax (310) 458-2844
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, issuable upon conversion of callable secured convertible notes	10,895,884(3)	$1.10	$11,985,472.40	$1,410.69
Common Stock, $0.001 par value issuable upon exercise of warrants	1,000,000(4)	$1.10	$1,100,000.00	$129.47
		Total Fee		$1,540.16

(1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $1.10 on the OTC Bulletin Board on October 24, 2005.

(3) Represents shares of our Common Stock issuable upon conversion of outstanding callable secured convertible notes in the aggregate principal amount of $4,500,000. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the callable secured convertible notes. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(4) Represents shares of our Common Stock issuable upon the exercise of outstanding five-year warrants. The exercise price of the warrants is $5.00. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, October 27, 2005

PROSPECTUS
11,895,884 SHARES

INNOFONE.COM, INCORPORATED
COMMON STOCK

This prospectus relates to the resale of up to 11,895,884 shares of our Common Stock, par value $0.001 per share (“Common Stock”) of which: (i) 10,895,884 shares are issuable upon conversion of outstanding callable secured convertible notes in the aggregate principal amount of $4,500,000 (the “Notes”); and (ii) 1,000,000 shares of Common Stock issuable upon exercise of stock purchase warrants (the “Warrants”). The Notes and the Warrants were issued to AJW Partners, LLC (“Partners”), AJW Offshore, Ltd.(“Offshore”), AJW Qualified Partners LLC (“Qualified”)and New Millenium Capital Partners, II, LLC (“Millenium”) (Partners, Offshore, Qualified and Millenium are referred to collectively as “Selling Securityholders”). The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “INFN.” On October 24, 2005, the closing price as reported was $1.10 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agreed to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October__, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Innofone.com, Incorporated, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,”“Company” and “our”, refer to Innofone.com, Incorporated, unless the context otherwise requires. Unless otherwise indicated, the term “year,”“fiscal year” or “fiscal” refers to our fiscal year ending December 31st. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

History

On August 8, 2005, Innofone.com, Incorporated (“Innofone,” the “Company,”“we,”“us” and “our”) entered into a stock purchase agreement with Mr. Alex Lightman, our President and Chief Executive Officer, to purchase 100% of the issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in developing new technology referred to as Internet Protocol version 6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit and was not an officer or director of Innofone. Pursuant to the agreement, on October 12, 2005 we issued to Mr. Lightman a promissory note in the principal amount of $1,000,000 with interest at the rate of four percent (4%) per annum. Further, we issued to Mr. Lightman approximately 33,333,000 shares of our restricted common stock. As a result of the stock purchase agreement, IPv6 Summit became a wholly owned subsidiary of the Company. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services.

Overview

The Internet as we know it today is based on Internet Protocol version 4, more commonly referred to as IPv4, a 32-year-old protocol. The IPv4 Internet is beginning to receive a major upgrade, with a new format for packets of data called Internet Protocol version 6, or IPv6. We believe that IPv6, sometimes called the New Internet, presents many new business opportunities, in roughly the same manner that the existing Internet did when it first hit the mainstream in the mid-1990s. The first major customers for the New Internet in the US were the Department of Defense, which in June 2003 mandated a transition within the Department that would make it “IPv6-capable” by 2008, and the Office of Management and Budget, on behalf of the Federal Government, which recently also mandated transition to IPv6, and the hundreds of large companies that supply these two entities. Many, but not all, major technology companies have appointed IPv6 points of contact and developed IPv6-related marketing messages, including Microsoft, Cisco, Juniper, Nokia, Hewlett-Packard and about fifty others in the US.

In 2005, as in 1995, the new Internet market will be seized by first movers that both take advantage of the opportunities offered by the new technology and have a sound business plan to offer needed products and services to the American and global markets. It is forecast that the New Internet will see some of the same rapid rise as the existing Internet did between 1995 and 2000, quickly growing from millions to billions, and potentially trillions of dollars in global revenues impacted by the Internet. The Japanese government, for instance, which has done a great deal of research into the upcoming IPv6 market, estimates the market size of IPv6-ready goods/services in the year 2010 to be 170 trillion yen, or about $1.55 trillion in US currency

The advantages of IPv6 over the existing protocol are significant and can be summarized as “security, mobility, and ad hoc networking.” These advantages are described in many articles and in over 244 presentations posted at http://www.usipv6.com, one of our company websites. In summary, some of the major new features are:

a)
A vast increase of trillions of Internet addresses, resulting in what will seem to be almost unlimited Internet Protocol (IP) address availability, which will enable each customer to have many such addresses, inexpensively - for cell phones, game consoles, home appliances, consumer electronics and automobiles (getting such addresses with today’s Internet is difficult, and costly in most parts of the world);

b)
More secure wired and wireless communications (this is one reason the military has mandated this protocol, to send top secret information) in part because greater identity is possible with more addresses;

c)	Mobile wireless online access (this is more difficult to do with IPv4);
d)	Television and voice over the Internet, or VoIP (very difficult and expensive to do well with IPv4 without multicast);
e)	The online connection of many wireless devices, such as security cameras. Some forecasts estimate over one trillion Internet connected devices by 2015, an impossibility with only an IPv4 platform; and
f)	Online connection of smart tags such as Radio Frequency Identification (RFID), which could enable tracking inventory and products as an essential part of any Enterprise Resource Program (ERP).

Simply put, one of the limitations of today’s Internet is a shortage of addresses, so that the hardware or software equivalents of “middle men” are put into the system to let many people use one address, not unlike the old telephone party lines, where many people had the same “number,” and everyone could listen in. The party line system had the advantage that a lot of people could be connected with few switched lines, but led to problems, such as lack of security. There was no way to assure that one person would be speaking with only one person at the other end. When every phone user got his/her own address, it led to many great new capabilities - such as privacy, the ability to deliver new services such as telefax messages to a particular person, and the ability to go mobile with cell phones, and caller ID, which enabled people to screen their calls, accepting only those they wanted to at that moment.

Similarly, the New Internet will give everyone his or her personal address (or thousands of them, as needed), which enables the potential for “end-to-end” connectivity. Each individual can know for certain who the specific receiver at the other end is, and this allows the system to check for service quality, and allows much easier mobile use and roaming, as well as multiple layers of individual security measures rather than today’s “Maginot Line” style firewalls or Network Address Translation, which offer little protection once a hacker has broken through the protective wall. The difference between the New Internet and the existing one is thought by some to be as dramatic as the difference between the phones with individual numbers that we have today and the phones with party lines of yesteryear.

The Company offers three related services that are relevant to the New Internet: consulting, training and conference management. The Company believes that has deep expertise in these three areas. The Company hopes to expand these services at a strategic time, when they are badly needed, and before entrenched competition arises, as the Company believes it inevitably will.

The Company will offer and manage these services from two corporate offices: our corporate headquarters in Santa Monica, California, and our Eastern Office in Northern Virginia, which we intend to set up in the fourth quarter of 2005.

Recent Developments

We entered into a Securities Purchase Agreement (the “Agreement”) with four accredited investors on August 31, 2005 for the sale of (i) $4,500,000 in callable secured convertible notes (the “Notes”) and (ii) warrants to buy 1,000,000 shares of our Common Stock (“Warrants”). Pursuant to the Agreement, the investors are obligated to provide us with an aggregate of $4,500,000 as follows: (a) $1,500,000 was disbursed on September 1, 2005; (b) $1,500,000 will be disbursed upon the filing of a registration statement covering shares of our common stock underlying the Notes and Warrants; and (c) $1,500,000 will be disbursed upon the effectiveness of the registration statement.

On October 18, 2005, we completed the relocation of our corporate headquarters to 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401 from 3470 Olney-Laytonsville, Road, SUITE 118, Olney, Maryland 20832.

Our headquarters are located at 1431 Ocean Ave., Suite 1100, Santa Monica, CA 90401 and our telephone number at that address is (310) 458-3233. The Company’s maintains five web sites at www.usipv6.com, www.coalitionsummit.com, www.innofone.net, www.v6tranistion.com and www.v6training.com. Information on our web sites is not a part of this prospectus.

THE OFFERING

SHARES OUTSTANDING
PRIOR TO OFFERING

Common Stock, $0.001
par value	61,388,270

Common Stock Offered
by Selling Securityholders	11,895,884

Use of Proceeds	We will not receive any proceeds from the sale by the
selling Stockholders of shares in this offering, except
upon any exercise of the Warrants issued to the Selling
Stockholders. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high
degree of risk and could result in a loss of your entire
investment.

OTC Symbol	INFN

Executive Offices
Our executive offices are located at 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401. Our telephone number is (310) 458-3233 and our five websites are: www.usipv6.com, www.coalitionsummit.com, www.innofone.net, www.v6tranistion.com and www.v6training.com. The information on our websites is not part of this prospectus.

TERMS OF CALLABLE SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on August 31, 2005 for the sale of (i) $4,500,000 in callable secured convertible notes and (ii) warrants to buy 1,000,000 shares of our Common Stock. This prospectus relates to the resale of our Common Stock underlying these callable secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $4,500,000 in three tranches as follows (the “Tranches”):

•	$1,500,000 was disbursed on September 1, 2005;

•	$1,500,000 will be disbursed upon the filing of this registration statement; and

•	$1,500,000 will be disbursed upon this prospectus being declared effective.

Accordingly, upon filing of this registration statement, we will have received a total of $3,000,000 pursuant to the Securities Purchase Agreement.

The funds from the sale of the callable secured convertible notes will be primarily used for working capital needs. The callable secured convertible notes bear interest at 8% (unless our common stock is greater than $2.50 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our Class A Common Stock, at the investors' option, at a per share price equal to the lesser of $3.50 or 30% discount to the average of the three lowest trading prices of the Common Stock during the 20 day trading day period prior to conversion. The callable secured convertible notes become immediately due and payable and we will pay an amount equal to 130% times the sum of (a) the then outstanding principal amount of the Note immediately following the maximum conversion date (the date that we issue 19.99% of our issued and outstanding shares), plus (b) accrued and unpaid interest on the unpaid principal amount of the Note to within fifteen (15) days of the maximum conversion date, plus (c) default interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the maximum conversion date by the holder (the then outstanding principal amount of this Note immediately following the maximum conversion date), plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the “Remaining Convertible Amount”). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of the Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of the Notes and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the maximum share amount (the “Triggering Event”), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the maximum conversion date. As used herein, “Shareholder Approval” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount. In connection with the issuance of the Notes, we agreed to register two times the number of shares of common stock issuable upon conversion of the Notes.

The warrants are exercisable until five years from the date of issuance. The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property.

The warrants have an exercise price of $5.00 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated August 8, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price means: (i) the average of the last reported sale prices for our shares of our Common Stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the OTCBB is not the principal trading market, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to our Current Report on Form 8-K relating to this prospectus or incorporated by reference therein.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

For the Year Ended June 30, 2005 (Audited)

Revenues	$545,588

Cost of Revenues	$118,164

Selling General Administrative Expense	$466,913

Net loss	(55,469)

Basic Net loss per share	(0.03)

Weighted average common shares outstanding	2,000,000

Condensed Consolidated Balance Sheet Data

As of June 30, 2005 (Audited)

Total	82,389

Current liabilities	60,782

Total Liabilities	60,782

Stockholders’ deficit	21,607

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred net losses in fiscal 2004 of $55,469. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits in 2005 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE

The Company expects to incur increased operating expenses during the next year. The amount of net losses and the time required for the Company to reach and sustain profitability are uncertain. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with a new business, including, but not limited to uncertainty as to development and acquisitions and the time required for the Company's planned production to become available in the marketplace. There can be no assurance that the Company will ever generate product revenue or achieve profitability at all or on any substantial basis.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. Although we will raise aggregate gross proceeds of up to $4.5 million upon the effectiveness of this registration statement, these funds will be sufficient to sustain our operations for only twenty four months. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our 2004 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will likely lose your investment in the shares you acquire in this offering.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose their services, our business could be materially adversely affected. We have executed employment agreements with Mr. Alex Lightman, our Chief Executive Officer and President, and Mr. Dale Geesey, our Vice President of Consulting. We also have executed employment agreements with Ms. Leah Thompson, our Manager of Administrative Operations and Mr. Gerard Casale, our Corporate Counsel. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

Our future results of operations involve a number of risks and uncertainties. With any business undertaking and their inherent unforeseeable risk in conducting business, the following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations.

OUR FUTURE PERFORMANCE IS DEPENDENT ON OUR ABILITY TO RETAIN KEY PERSONNEL

Our future success depends on the continued services of executive management. We do not currently maintain key-man insurance on these executives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. The loss of any of their services would be detrimental to us and could have an adverse effect on our business development

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT

We have competitors in each of our three business divisions. Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved products or services by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market will intensify. Such competition may adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors.

RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS FOR THE COMPANY

Due to the Company's limited operating history, it is difficult to predict accurately future revenues. This may result in one or more future quarters where the Company's financial results may fall below the expectation of management and investors. However firmly management may believe in its prospects, the Company could fail. Operating results may vary, depending upon a number of factors, many of which are outside the Company's control. Material factors expected to impact the Company's operating results include, legal costs expansion activities, increased interest and expenses for borrowings and possible hiring of additional full time employees. Every investor should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stage of development.

NEED FOR EXPANSION

The Company expects that expansion will be required to address potential growth. This need for expansion will continue to place a significant strain on the management and financial resources of the Company. Failure to manage growth could disrupt the operations and ultimately prevent the Company from generating expected revenues. The Company's business strategy includes entering into business partnerships and acquiring future businesses. The Company may be unable to complete suitable business partnerships and acquisitions on commercially reasonable terms, if at all. Competition could impair the Company's ability to successfully pursue these aspects of this business strategy.

Business partnerships or acquisitions could disrupt ongoing business, distract management and employees and increase expenses. If the Company makes an acquisition, it could face difficulties assimilating that company's personnel and operations. Key personnel of the acquired company may decide not to work for the Company. Acquisition of additional services or technologies also involves risk of incompatibility and lack of integration into existing operations. If the Company finances the acquisitions by issuing equity securities, this could dilute existing stockholders positions. Additionally, funding instruments may have rights, preferences or privileges senior to those of the Company's stockholders.

WE DO NOT HAVE HISTORICAL FINANCIAL DATA

As a result of its limited operating history, the Company does not have historical financial data upon which to forecast revenues and results of operation. The actual effect of these factors on the price of stock will be difficult to assess. Results of operation may fall well below the expectations of securities analysts and investors, and the trading price of our common stock may drop.

OFFICERS AND DIRECTORS BENEFICIALLY OWN APPROXIMATELY 54.3% MAJORITY OF SHARES

The executive officers and directors of the Company currently beneficially own approximately 54.3% of the outstanding Common Stock representing a majority. Accordingly, such persons will effectively control the Board of Directors of the Company and will direct the affairs of the Company.

RISKS RELATED TO HOLDING OUR SECURITIES

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CALLABLE SECURED CONVERTIBLE NOTES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of August 2005, we had callable secured convertible notes outstanding or an obligation to issue callable secured convertible notes that may be converted into an estimated 10,895,884 shares of our Common Stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 1,000,000 shares of our Common Stock. In addition, the number of shares of our Common Stock issuable upon conversion of the outstanding callable secured convertible notes may increase if there is an event of default or if the market price declines. All of the shares, including all warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CALLABLE SECURED CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the callable secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then subsequently converting the remainder of their holdings. In this way, the selling stockholders may sell more than 4.99% while never holding more than the foregoing limit at any one time. There is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CALLABLE SECURED CONVERTIBLE NOTES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CALLABLE SECURED CONVERTIBLE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

On August 31, 2005, we entered into a Security Purchase Agreement involving the sale of an aggregate of $4,500,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 1,000,000 shares of our Common Stock. The callable secured convertible notes are due and payable, with 8% interest, on August 31, 2008, unless sooner converted into shares of our common stock, but in no event sooner than 90 days from the date of issuance. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes. If we are required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

OUR COMMON STOCK COULD BE CONSIDERED A "PENNY STOCK."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; and (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

• variations in our quarterly operating results;
• loss of a key relationship or failure to complete significant transactions;
• additions or departures of key personnel; and
• fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 11,895,884 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling stockholders are sold, we would have 13,207,108 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 60,077,046 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933 and 1,311,224 remaining shares are a part of the public float for a total of 73,284,154 shares. Of these shares, approximately 54.3% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

OTHER RISK FACTORS

There are several risks and uncertainties, including those relating to the Company's ability to raise money and grow its business and potential difficulties in integrating new acquisitions with our current operations, especially as they pertain to foreign markets and market conditions. These risks and uncertainties can materially affect the results predicted. Other risks include the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include but are not limited to fluctuating market demand for our services, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,”“believe,”“estimate,”“expect,”“intend,”“may,”“plan,”“project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. An aggregate of 1,000,000 shares of common stock offered by this prospectus are issuable upon the exercise of warrants by the Selling Securityholders. Any proceeds from the exercise of these warrants will be used for working capital purposes. In addition, we have received gross proceeds of $1,500,000 from the sale of the callable secured convertible notes and will receive an additional $1,500,000 upon filing of this registration statement and an additional $1,500,000 upon effectiveness of this registration statement. The proceeds received from the sale of the callable secured convertible notes will be used for payment of general corporate and operating purposes, including sales and marketing efforts and payment of consulting and legal fees.

MARKET FOR OUR SHARES

The Company's common stock is currently traded on the National Association of Securities Dealers Over the Counter Bulletin Board under the symbol “INFN” ("OTC Bulletin Board"). The common stock had previously traded on the OTC Bulletin Board and was delisted on September 1, 1999. From September 1, 1999 until the Company's re-listing on the OTC Bulletin Board on March 27, 2001, its common stock traded in the over-the-counter Pink Sheets market in the United States.

The closing price of the Company's common stock on the OTC Bulletin Board on October 24, 2005 was $1.10 per share.

The price ranges of trading in the Company's common stock during the last two fiscal years and the subsequent interim period are as follows:

2005	High	Low

1/1/05 - 3/31/05	.85	.85
4/1/05 - 6/30/05	1.69	1.50
7/1/05 - 9/30/05	2.50	2.36
10/1/05-10/24/05	1.64	1.10

2004

1/1/04 - 3/31/04	2.50	2.35
4/1/04 - 6/30/04	2.50	2.35
7/1/04 - 9/30/04	2.50	2.35

As of October 24, 2005, the Company had issued and outstanding 61,388,270 shares of common stock, held by approximately 143 holders of record.

There have been no cash dividends declared by the Company since its inception. Further, there are no restrictions that would limit the Company's ability to pay dividends on its common equity or that would be likely to do so in the future.

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

The Company currently has no compensation plans or employee benefit plans.

On August 31, 2005, the Company entered into a Securities Purchase Agreement, dated as of August 31, 2005 (“Agreement”), by and among the Company and AJW Partners, LLC. (“Partners”), AJW Offshore, Ltd. (“Offshore”), AJW Qualified Partners (“Qualified”) and New Millenium Capital Partners, II, LLC (“Millenium”). Partners, Offshore, Qualified and Millenium are collectively referred to as the “Purchasers”. The Agreement provides for the sale by the Company to the Purchasers of Secured Convertible Term Notes (the “Notes”) issued by the Company in the aggregate principal amount of Four Million Dollars ($4,500,000) (“Principal Amount”). The Principal Amount is to be funded by the Purchasers in three tranches ($1.5 million was funded on September 1, 2005, $1.5 million upon filing the Registration Statement and $1.5 million upon effectiveness of the Registration Statement). The offering of Notes under the Agreement was made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes bear interest at 8% per annum, unless the common stock of the Company is greater than $2.50 per share for each trading day of a month, in which event no interest is payable during such month. The Notes are convertible into common stock of the Company at the lesser of $3.50 or a 30% discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. In connection with the subject offering, the Company issued an aggregate of 1,000,000 warrants (333,333 upon each tranche of financing) to purchase common stock at a price of $5.00 per share. The warrants are exercisable for a period of five years. The conversion of the Notes are subject to an effective Registration Statement to be filed by the Company. The Company has the right to redeem the Notes under certain circumstances and the right to prevent conversions in any month where the stock price is less than $3.50 per share. The Notes are secured by all of the Company’s assets. In connection with the loan, Mr. Alex Lightman, our Chief Executive Officer and President, pledged 3,000,000 shares of his common stock as additional security. The proceeds of the offering will be used primarily for working capital and for repayment of the promissory note issued to Mr. Alex Lightman. The purchasers represented to the Company that they are “accredited investors.” No commissions were paid in connection with the transaction.

On October 17, 2005, we amended and restated our promissory note originally issued to Mr. Alex Lightman on October 12, 2005, in connection with our Stock Purchase Agreement dated August 8, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum The note was amended and restated to provide for a repayment schedule which is to coincide with the timing that the Company receives the Traunches.

Innofone.com, Incorporated
Proforma Condensed Balance Sheet
June 30, 2005
(Unaudited)

				Adjustments		Proforma
	Innofone.com	IPv6 Summit	Total	DR (CR)		Total

Cash		17,840	17,840			17,840
Other current assets		59,709	59,709			59,709
Fixed assets, net		4,840	4,840			4,840

Total assets	-	82,389	82,389			82,389

Accounts payable and accrued liabilities		53,848	53,848			53,848
Note payable-related party			-	(1,000,000)	(c)	1,000,000
Other current liabilities		6,934	6,934			6,934

Total liabilities	-	60,782	60,782			1,060,782

Common stock	4,898,880	2,000	4,900,880	4,840,311	(a)	60,569
Additional paid-in capital	9,659,382		9,659,382	9,659,382	(b)	-
Retained (deficit) earnings	(14,558,262)	19,607	(14,538,655)	(13,499,693)	(d)	(1,038,962)
Total stockholders' equity	-	21,607	21,607			(978,393)

Total liabilities and stockholders' equity	-	82,389	82,389	-		82,389

(a) Adjustment to reflect outstanding common shares post reverse merger with IPv6 Summit of 60,568,603 at $0.001 par value.
(b) Eliminate additional paid-in capital of Innofone post reverse merger with IPv6 Summit.
(c) Record $1,000,000 note payable to Alex Lightmann related to reverse merger with IPv6 Summit.
(d) Eliminate deficit earnings of Innofone post reverse merger, record $58,569 of expense reverse merger expense and
$1,000,000 consideration given to Alex Lightmann related to reverse merger which has been accounted for as a distribution.

Innofone.com, Incorporated
Proforma Condensed Statement of Operations
June 30, 2005
(Unaudited)

				Adjustments		Proforma
	Innofone.com	IPv6 Summit	Total	DR (CR)		Total

Revenues		545,588	545,588			545,588
Cost of revenues		118,164	118,164			118,164
Gross profit	-	427,424	427,424			427,424

Operating expenses
Depreciation and amortization		2,941	2,941			2,941
Selling, general and administrative expenses	681,000	466,913	1,147,913	58,569	(a)	1,206,482
Total operating expenses	681,000	469,854	1,150,854			1,209,423

Loss from operations	(681,000)	(42,430)	(723,430)			(781,999)

Other income (expense)
Interest income		3	3			3
Loss on disposal of asset		(2,756)	(2,756)			(2,756)
Total other income (expense)	-	(2,753)	(2,753)			(2,753)

Net loss before provision for income taxes	(681,000)	(45,183)	(726,183)			(784,752)
Provision for income taxes		10,285

Net loss	(681,000)	(55,468)	(726,183)	58,569		(784,752)

(a) Record reverse merger expense.

Innofone.com, Incorporated
Notes to the Unaudited Proforma Financial Statements
June 30, 2005

On August 8, 2005, Innofone.com, Incorporated (“Innofone,” the “Company”) entered into a stock purchase agreement with Mr. Alex Lightman, President and Chief Executive Officer of IPv6 Summit, inc., to purchase 100% of the issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in developing new technology referred to as Internet Protocol version 6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit and was not an officer or director of Innofone. Pursuant to the agreement, on October 12, 2005 the Company issued to Mr. Lightman a promissory note in the principal amount of $1,000,000 with interest at the rate of four percent (4%) per annum. Further, the Company issued to Mr. Lightman approximately 33,333,000 shares of the Company’s restricted common stock. As a result of the stock purchase agreement, IPv6 Summit became a wholly owned subsidiary of the Company. Prior to this acquisition, the Company had no operations, assets or liabilities.

The adjustments to the historical financial statements reflect the effect of the recording of the reverse merger of the Company and the previously privately-held IPv6 Summit, Inc. The reported results of operations and financial condition are those of IPv6 Summit, Inc. since the Company has no operations or capital transactions other than the above-described acquisitions which this transaction has been accounted for as reverse acquisition. The adjustments eliminate the results of operations of the Company for the periods before the reverse acquisition of the Company by IPv6 Summit, Inc., combine the balance sheets of both entities and reflect the stockholders' equity/deficit as if the transaction had occurred at the date of the pro forma statements. Furthermore, the $1,000,000 promissory note issued to Mr. Lightman has been accounted for as a distribution by IPv6 Summit, Inc. to its shareholder.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company's revenues and profitability, (ii) prospective business opportunities and (iii) the Company's strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

Overview

You should read the following discussion and analysis in conjunction with the Financial Statements in this prospectus and Notes hereto, and the other financial data appearing elsewhere in this prospectus.

The Company's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of the Company to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, changing government regulations domestically and internationally affecting the New Internet, including various taxing authorities, VAT, OSHA, and general market conditions, competition and pricing, changes in external competitive market factors, termination of certain agreements, protocol, or inability to enter into strategic agreements, inability to satisfy anticipated working capital or other cash shortage requirements, changes in or developments under domestic or foreign laws, regulations, governmental requirements or in the IT industry, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

On October 18, 2005, we completed the relocation of our corporate headquarters to 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401 from 3470 Olney-Laytonsville, Road, Suite 118, Olney, Maryland 20832.

The Company is currently reviewing and implementing new disclosure controls and procedures to ensure that they fully comply with the new Securities Exchange Act Rules 13a-15 and 15d-15.

The Company currently operates one wholly owned subsidiary, IPv6 Summit, Inc., based in Santa Monica, California and anticipates seeking certain other strategic acquisitions. The Company also anticipates organizing an additional subsidiary to be located in Virginia, which will conduct trainings, workshops, and provide consulting services.

Results of Operations

The following results of operations are that of IPv6 Summit, Inc. for the years ended June 30, 2005 and 2004.

Revenues and Cost of Revenues
The Company derives revenues primarily from attendance fees of seminars held and corporate sponsorships related to such seminars. Cost of revenues primarily relate to seminar room rentals, food accommodations and advertising.

During fiscal year 2005, the Company held __ seminars compared to __ seminars in the prior year. The Company’s revenues totaling $546,000 for the year ended June 30, 2005, decreased by $7,000 compared to the prior year. The decrease related to ???? Cost of revenues totaling $118,000 for the year ended June 30, 2005 decreased by $48,000 compared to the prior year. The decrease in cost of revenue primarily relates to better pricing on seminar room rentals compared to the prior year. Overall, gross profit of $427,000 for the year ended June 30, 2005 increased by $39,000 as result decreased cost of revenue compared to the prior year. The Company believes it will hold approximately __ seminars in the next 12 months.

Selling, General and Administrative Expenses
Selling, general and administrative expenses totaled $467,000 for the year ended June 30, 2005, an increase of $156,000 compared to the prior year. The increase primarily related to ?????

Net Loss
Net loss totaling $45,000 for the year ended June 30, 2005, increased by $110,000 compared to the prior year as result of the factors previously mentioned above.

Liquidity and Capital Resources

The Company’s primary needs for liquidity and capital resources are the funding of salaries and other administrative expenses related to the management of the Company.

We entered into a Securities Purchase Agreement (the “Agreement”) with four accredited investors on August 31, 2005 for the sale of (i) $4,500,000 in callable secured convertible notes (the “Notes”) and (ii) warrants to buy 1,000,000 shares of our Common Stock (the “Warrants”). Pursuant to the Agreement, the investors are obligated to provide us with an aggregate of $4,500,000 in traunches as follows: (a) $1,500,000 was disbursed on September 1, 2005; (b) $1,500,000 will be disbursed upon the filing of a registration statement covering the shares of common stock underlying the Notes and Warrants; and (c) $1,500,000 will be disbursed upon the effectiveness of the registration statement.

The cash received pursuant to the Agreement to date is sufficient to sustain our operations for 12 months. In the event that the Company receives the full amount under the Agreement, such funds will sustain our operations for 24 months. The Company may be required to seek additional financing regardless of the amount of funds received pursuant to the Agreement.

On October 17, 2005 we amended and restated our promissory note issued to Mr. Alex Lightman, our Chief Executive Officer and President, on October 12, 2005, in connection with our Stock Purchase Agreement dated August 8, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum. The note was amended and restated to provide for a repayment schedule that is to coincide with the timing that the Company receives the Traunches. Specifically, we will make monthly installment payments equal to $83,333.33 for each successive month starting on the date of execution of the note and ending January 17, 2006. Upon the filing of this registration statement and receipt of the second Traunche, we will make monthly installment payments of $83,333.33 for the four (4) successive months thereafter. Further, upon the effectiveness of this registration statement and receipt of the third Traunche, we will make monthly installment payments of $83,333.33 for the four (4) successive months thereafter.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts on our financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Notes to the financial statements included in this filing contain a discussion of our significant accounting policies and recent accounting pronouncements applicable to us.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts entered into or modified after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have an impact on the Company's financial statements.

In May 2003, the FASB issued Statement of Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have not yet determined the impact, if any, of the adoption of SFAS on its financial position or results of operations.

In May 2003, the consensus on EITF Issue No. 01-08, "Determining Whether an Arrangement Contains a Lease," was issued. The guidance in the consensus applies to the purchase or sale of goods and services under various types of contracts, including outsourcing arrangements. Based on the criteria in the consensus, both parties to an arrangement are required to determine whether the arrangement includes a lease within the scope of SFAS No. 13, "Accounting for Leases.” The new requirement applies prospectively to new or modified arrangements for reporting periods beginning after May 28, 2003. Accordingly, as of August 1, 2003, the Company accounted for new or modified arrangements based on this guidance. Adoption of this standard did not have an impact on our financial statements.

On December 18, 2003 the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"), which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The adoption of SAB 104 did not have a material impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and requires such transactions to be accounted for using a fair-valued-based method, with the resulting cost recognized in the Company's financial statements. This new standard is effective for annual periods beginning after June 15, 2005. The Company has not awarded or granted any share-based compensation to date and, therefore, the adoption of this standard is not expected to have any effect on the Company's financial position or results of operations until such time as share-based compensation is granted.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets. SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions, to eliminate the exception for non-monetary exchanges of similar productive assets. The Company will be required to apply this statement to non-monetary exchanges after December 31, 2005. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

BUSINESS

History

On August 8, 2005, Innofone.com, Incorporated (“Innofone,” the “Company,”“we,”“us” and “our”) entered into a stock purchase agreement with Mr. Alex Lightman, our President and Chief Executive Officer, to purchase the total issued and outstanding shares of IPv6 Summit Inc. (“IPv6 Summit”), an entity engaged in developing new technology referred to as Internet Protocol version 6. At the time of the Agreement, Mr. Lightman was the President, Treasurer, Director and sole shareholder of IPv6 Summit and was not an officer or director of Innofone. Pursuant to the agreement, on October 12, 2005 we issued to Mr. Lightman a promissory note in the principal amount of $1,000,000 with interest at the rate of four percent (4%) per annum and issued to him approximately 33,333,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of IPv6 Summit. On October 17, 2005, we amended and restated the note to provide for the repayment to coincide with the Company’s receipt of the Traunches as indicated herein. As a result of the stock purchase agreement, IPv6 Summit became a wholly owned subsidiary of the Company. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services.

Overview

The Internet as we know it today is based on Internet Protocol version 4, more commonly referred to as IPv4, a 32-year-old protocol. The IPv4 Internet is beginning to receive a major upgrade, with a new format for packets of data called Internet Protocol version 6, or IPv6. We believe that IPv6, sometimes called the New Internet, presents many new business opportunities, in roughly the same manner that the existing Internet did when it first hit the mainstream in the mid-1990s. The first major customers for the New Internet in the US were the Department of Defense, which in June 2003 mandated a transition within the department that would make it “IPv6-capable” by 2008, and the Office of Management and Budget, on behalf of the Federal Government, which recently also mandated transition to IPv6, and the hundreds of large companies that supply these two entities. Many, but not all, major technology companies have appointed IPv6 points of contact and developed IPv6-related marketing messages, including Microsoft, Cisco, Juniper, Nokia, Hewlett-Packard and about fifty others in the US.

In 2005, as in 1995, we believe that the new Internet market will be seized by first movers that both take advantage of the opportunities offered by the new technology and have a sound business plan to offer needed products and services to the American and global markets. It is forecast that the New Internet will see some of the same rapid rise as the existing Internet did between 1995 and 2000, quickly growing from millions to billions, and potentially trillions of dollars in global revenues impacted by the Internet. The Japanese government, for instance, which has done a great deal of research into the upcoming IPv6 market, estimates the market size of IPv6-ready goods/services in the year 2010 to be 170 trillion yen, or about $1.55 trillion in US currency

The advantages of IPv6 over the existing protocol are significant and can be summarized as “security, mobility, and ad hoc networking.” These advantages are described in many articles and in over 244 presentations posted at http://www.usipv6.com, one of our company websites. In summary, some of the major new features are:

g)
A vast increase of trillions of Internet addresses, resulting in what will seem to be almost unlimited Internet Protocol (IP) address availability, which will enable each customer to have many such addresses, inexpensively - for cell phones, game consoles, home appliances, consumer electronics and automobiles (getting such addresses with today’s Internet is difficult, and costly in most parts of the world);

h)
More secure wired and wireless communications (this is one reason the military has mandated this protocol, to send top secret information) in part because greater identity is possible with more addresses;

i)	Mobile wireless online access (this is more difficult to do with IPv4);
j)	Television and voice over the Internet, or VoIP (very difficult and expensive to do well with IPv4 without multicast);
k)	The online connection of many wireless devices, such as security cameras. Some forecasts estimate over one trillion Internet connected devices by 2015, an impossibility with only an IPv4 platform; and
l)	Online connection of smart tags such as Radio Frequency Identification (RFID), which could enable tracking inventory and products as an essential part of any Enterprise Resource Program (ERP).

Simply put, one of the limitations of today’s Internet is a shortage of addresses, so that the hardware or software equivalents of “middle men” are put into the system to let many people use one address, not unlike the old telephone party lines, where many people had the same “number,” and everyone could listen in. The party line system had the advantage that a lot of people could be connected with few switched lines, but led to problems, such as lack of security. There was no way to assure that one person would be speaking with only one person at the other end. When every phone user got his/her own address, it led to many great new capabilities - such as privacy, the ability to deliver new services such as telefax messages to a particular person, and the ability to go mobile with cell phones, and caller ID, which enabled people to screen their calls, accepting only those they wanted to at that moment.

Similarly, the New Internet will give everyone his or her personal address (or thousands of them, as needed), which enables the potential for “end-to-end” connectivity. Each individual can know for certain who the specific receiver at the other end is, and this allows the system to check for service quality, and allows much easier mobile use and roaming, as well as multiple layers of individual security measures rather than today’s “Maginot Line” style firewalls or Network Address Translation, which offer little protection once a hacker has broken through the protective wall. The difference between the New Internet and the existing one is thought by some to be as dramatic as the difference between the phones with individual numbers that we have today and the phones with party lines of yesteryear.

The Company offers three related services that are relevant to the New Internet: consulting, training and conference management. The Company believes that it has deep expertise in these three areas. The Company hopes to expand these services at a strategic time, when they are badly needed, and before entrenched competition arises, as the Company believes it inevitably will.

The Company will offer and manage these services from two corporate offices: our corporate headquarters in Santa Monica, California, and our Eastern Office in Northern Virginia, which we intend to set up in the fourth quarter of 2005.

Consulting Division

Our consulting division, directed by our VP of Consulting Services, serves major clients that need help with IPv6, especially executives of government agencies that suddenly must come up with plans on how to switch to the New Internet, and have to come up with detailed budgets and plans for doing so. The Company will also serve the executive management of the aerospace and IT companies that do business with the government.

Consulting contracts will be either directly with the end client (usually the case with public corporations) or, in the case of certain government offices, as a subcontractor to a company that has an existing “open ordering agreement” with such an office, often called a Systems Engineering and Technology Assistance (SETA) contract. Companies with broad SETA contracts for many branches of government include SAIC, Northrop Grumman, SI International, Titan/L-3 and Lockheed Martin. Working within an ongoing SETA contract with the government has the benefit that contracts can be entered into without the time consuming task of issuing solicitations for required work (by the clients) and generating proposals (by the Company). The Company and its officers are very familiar with this process, and the Company has consulted to clients both directly and as a subcontractor to other companies. The Company will attempt to obtain its own open ordering agreement contracts, both via SETAs and by getting onto the Government Services Administration (GSA) schedule; the Company anticipates that both of these will take 1-2 years to complete.

An important part of the consulting process will be identifying potential clients that need training, and recommending them to the Company’s Training Division. Likewise, the consultants will promote the Company’s conferences and other services, as will all of its employees.

In addition to conducting presentations and briefings, both on-site at customer facilities and off-site at hotels and other facilities the Company may rent space in, the consultants will also recommend various products, such as Panasonic IPv6-enabled video cameras for security, that may be available for sale on the Company’s website. At present and subject to change, our plan is that the Company’s role will be purely that of a pass-through; it will not conduct the sale, shipping or customer support of these products. Although it will receive a commission on sales, the Company’s main interest for the products available on its website will be the convenience of the customer. There will usually be several brands of an IPv6 product available on the website, so that the Company does not show favoritism to one supplier (and perhaps lose competitors as sponsors for its conferences).

The consultants will price their services by job or by time. They will deliver white papers (technical background documents) and reports, as well as videos and multimedia presentations. In addition to face-to-face contact with customers, the consultants will also generate video presentations of certain basic technical materials, and will make these available to remote customer sites. All consultant work by the Company for the foreseeable future will be unclassified. The Company will investigate applying for clearances if necessary for government work, and whether the additional costs of secured offices, locking safes, etc. can be justified.

Corporate Headquarters in Southern California (Santa Monica, CA)

Although the Company maintained an office in Maryland, we moved our headquarters to Southern California on or about October 18, 2005. Our California headquarters is responsible for the overall management of the Company as well as marketing communications and support materials. It is anticipated that the Company will hire a Vice President of Business Development who will manage our Santa Monica office in the future. Further, the Vice President of Consulting, and when hired, the Vice President of Business Development will identify and secure consulting opportunities within the different customer communities, by phone calls and other communications, attending conferences, and advertisements. This office will also house consultants for the Southern California customer area, including military bases and major aerospace firms such as Northrop Grumman.

Eastern Seaboard Offices (Northern Virginia)

The Vice President of Consulting is establishing our Washington, DC area offices. He will recruit and support appropriate expert consultants for the regional customer community, and support them with promotional and other materials. The Eastern Office is located nearby Washington, D.C., an area that has a heavy concentration of targeted customers, both government offices and companies that supply Information Technology (IT) products and services to those offices.

This office will support the consultant staff for the Eastern United States, and will be used for meetings with customers. The office suite will have a conference room capable of holding 20-30 people, with a projector and large screen, and high speed IPv4 and IPv6 Internet connectivity, so that IPv6 capabilities such as Television delivered over the Internet (IPTV) and IPv6-enabled video security cameras can be demonstrated.

Training Division

The Company will perform two types of training services - one in the form of executive training (including introductions to the technology and outlines of new business opportunities) and the other in the form of business management training (including project management, and conformance of proposals with IPv6 contractual requirements) and technologist, system administration and engineer training (with certificates similar to those awarded for Cisco or Microsoft system mastery).

The Company estimates that the Eastern Office will eventually support a manager and up to ten training personnel, and the headquarters offices in Santa Monica will have a manager and up to eight trainers, a combination of employees and independent contractors. The Santa Monica Headquarters will coordinate the generation of courseware and other training materials, especially during the beginning of Year 1 (when basic courseware for classes has to be generated) and at the beginning of Year 3 (when online courseware will be generated in order to leverage trainers for a wider audience).

Most training courses will be of a one-week duration, but there will also be two-day Boot Camps (typically on weekends), and one-day and part-day trainings for management and executives.

Conference Management Division

Conference Management will be conducted mainly from the Santa Monica office, with the assistance of consultants that are local to conference locations, such as Press Relations managers for areas such as Washington, D.C. or Bonn, Germany. In addition to expanding the two events in Reston, VA (by adding more materials oriented towards upcoming military programs and toward the consumer electronics market), the Company plans to add a yearly event in California, which should attract the many aerospace and IT companies on the West Coast, as well as the military bases in the area.

Additional specialized conferences planned for the US will address the market areas of NCO (Network Centric Operations), RFIDs, Transition to IPv6, Contracts issues, and Consumer Electronics; they will be held in different cities, including New York, Chicago, San Jose, Las Vegas, and Washington, D.C.

The Company will likely add two overseas events, one for Asia (to be held in Japan, Korea, or Singapore), and one for Europe, to be held in Germany (either Bonn or Berlin are central to NATO, and are only driving distance away for the European branches of US military units such as USAREUR, EUCOM, USAFE, for HQ German Armed Forces in Bonn, and for major US corporations such as IBM, Hewlett Packard, CSC, etc., many of which are in the Frankfurt or Bonn-Cologne area. It may prove wise to hold conferences in the United Kingdom as well, but this is not as central a location for many of the known clients at this time.

Our Corporate Strategy

The strategy of the Company has five thrust areas:

Conduct and publicize the major IPv6 conference.

The goodwill that is being built up at these conferences is key to achieving corporate goals. The government and corporate executives who are featured as speakers build up goodwill because they have been invited to speak. We believe the conferences help the audience see the Company as an authority figure and one of the positive, constructive, community building leaders in the IPv6 area. The Company gains deep knowledge of the status of organizations regarding IPv6, and who needs help (such as consulting and training), as well as what best practices for IPv6 adoption are being developed and working in the field. The past conferences have also incorporated training sessions, where the Company obtained experience in what training was necessary and desired by the community. Finally, the list of attendees at the conferences represent a unique database for the Company of both executives and working-level technologists, as well as marketing and other staffers.

Support completion of the IPv6 standard.

The Company has a relationship to the IPv6 Association; a neutral body that could help formulate and provide input to the issues of what “IPv6-capable” means and how it will be implemented, with respect to the IETF and other standards bodies. The precise formulation of standards for IPv6 implementation in specific applications (such as use in cellphones, wireless video cameras, home appliances or video transmission) by an internationally accepted expert group that is not prone to favor a particular manufacturer is important to the Company in several ways. First, such standards must exist and be unambiguous so that the Company’s consultants are able to clearly define to clients what specific standards they have to get their company to meet. Second, the Training arm of the Company must have such standards to relate to in order to train its clients to levels that are universally understood and accepted, and in order to issue Certificates of Completion after students have achieved a defined level of expertise.

Be a first mover.

The Company is starting out early in its quest to become the premier consulting/training/conference entity in the IPv6 space, in order to hit the “golden hour” in 2-3 years when the Company believes IPv6 demand and applications will start to really take off in the US (in part because the government will be transitioning to IPv6 during this time on a massive basis). The Company is seeking to establish a dominate foothold now because the IPv6 space is not, as of yet, overly populated with competitors. The Company believes this prime time period where the market share is ripe for the taking will be long gone by the 2010 time period.

Build a solid base, and look for targets of opportunity.

The Company will build a business base of steady growth in a strategic and profitable area, and will then acquire a target of opportunity that offers fast leveraged growth in a related area. Part of this effort will be the support of the IPv6 industry by promotion (such as Conferences) and by garnering political support (such as Congressional Hearings). In this way, the Company believes that it will not just help the growth of IPv6, but will have its “hand on the pulse” of the Industry, to know what related services will soon be sought very actively.

Seek Growth through Acquisition.

The Company is currently in discussions with parties to make strategic acquisitions to augment its business. Current acquisition criteria include, among other things: revenue (preferably over $1 million), earnings, and technology and/or content related to the Internet that could potentially be enhanced by adding IPv6 capabilities. The Company intends to expand beyond being just a conference and consulting business by seeking to acquire strong companies with similar corporate cultures that each can either benefit directly from the implementation of IPv6, having an existing subscriber base capable of leveraging IPv6, and/or enable a broader usage of IPv6. The Company has not entered into any agreements or binding letters of intent for any such acquisition.

Competition

The Company has three major business divisions, all of them related to IPv6 technology: Consulting (this includes consulting to corporate executives, as well as offering IPv6-related equipment from 3rd parties on the Company website), training and conference management. The only other company in the US that specializes in IPv6 consulting at present is Native6, Inc. of Seattle, which is essentially a small two-man company that we believe is not financially structured for the sort of growth that the Company anticipates (see: http://www.native6.com). The Company believes that is chief competitors in IPv6 training are Sunset Learning (which does not specialize in IPv6; its main business is Cisco-related training - see: http://www.sunsetlearning.com) and Native6, Inc. The competitors for IPv6 conferences are: IGI (Information Gatekeepers, Inc. - see: http://www.igigroup.com), which has recently started to put on small IPv6 technical conferences in the US; the IPv6 Forum, a loosely organized group based in Luxembourg which supports small technical conferences put on worldwide, usually by affiliated local groups (for instance, its California conference is organized by IGI, mentioned above); and, Consul Intel, a small company that conducts a yearly IPv6 conference in Spain (see: http://www.consulintel.es ).

Intellectual Property

The Company has pending trademark and servicemark applications with the United States Patent and Trademark Office (“USPTO”) for the marks “IPv6 Summit”, “New Internet” and “North American IPv6 Summit.” The USPTO had issued an office action as of September 27, 2005 indicating certain requests for clarification and deficiencies and need for amendment of the subject marks. Although the Company is confident that such servicemarks will be awarded as filed, there is no certainty that the USPTO will award any of the trademarks as applied for or as may be requested in the future.

Employees

As of the date of this prospectus, we have 6 employees. Of these employees, 3 serve in management positions as full time employees.

None of our employees are covered by a collective bargaining agreement. We have never experienced a work stoppage and we believe that we have satisfactory working relations with our employees.

ITEM 2. DESCRIPTION OF PROPERTY

The Company does not own any real estate. The company currently rents approximately 2,000 square feet of space at 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401. The lease is currently on a month-to-month basis and the Company is paying approximately $2,468 for four offices.

We believe that the premises leased are adequate for our current and near term requirements.

ITEM 3. LEGAL PROCEEDINGS

We are not currently involved in any real or threatened legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted for stockholders' vote during the fourth quarter of the fiscal year 2005.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of August 8, 2005:

Name	Age	Position
Alex Lightman	43	Chief Executive Officer, President, Director
Peter Maddocks	49	Chief Financial Officer and Director
Frederick Dale Geesey	36	Vice President of Consulting
Paul Shephard	50	Secretary

The principal occupations and brief summary of the background of each executive officer and director of the Company is as follows:

Mr. Alex Lightman has been our President, CEO and a director since August 2005. From June 2003 to July 2005 he was the founding CEO and Chairman of IPv6 Summit, Inc., the leading organizer of international IPv6 events and consultants to government and industry on IPv6 applications, training, and promotion. From May 1999 to Present Mr. Lightman has been the CEO of Charmed Technology, (www.charmed.com) He is the founding director of The 4G Society and the first Cal- (IT)2 Scholar at the California Institute for Telecommunications and Information Technology, a joint program of UCSD and UCI (www.calit2.net). Mr. Lightman has nearly 20 years of high technology management experience and, in addition, has experience in politics (including work for a US Senator), consulting, the oil drilling industry, and the renewable energy industry. He also produced the 100 Brave New Unwired World fashion shows, featuring wearable and pervasive computing, which included many of Lightman’s own inventions and designs, such as the patented Charmed Viewer display and the first Internet jewelry. Harvard Business School featured Lightman and Charmed in a case study that recognized Lightman’s pioneering innovation of presenting computers as fashion. Both the show and Lightman’s designs are now copied worldwide. Mr. Lightman is the author of Brave New Unwired World (Wiley, 2002) and a 1983 graduate of the Massachusetts Institute of Technology. He has attended graduate school at the Kennedy School of Government (Harvard University) and the University of Phoenix.

Mr. Peter Maddocks has been a Director and Chief Financial Officer since August 2005. From October 2001 to January 2004, Mr. Maddocks was a Management Consultant of Abbey National Bank Italy. From May 1999 to September 2001, Mr. Maddocks was a Management Consultant of Standard Chartered Grindlays Private Banking Group. Mr. Maddocks was a Vice President for leading financial services companies with 20+ years experience in finance, planning and control roles in the Retail, Corporate and Private Banking industry segments (Citi, ANZ, Abbey). Mr. Maddocks has significantly participated in the establishment and growth of new and re engineered global businesses and functions with various banking groups. Responsibilities have included heading the Global Financial Control function for a major new business launch, Regional Financial Controller SE Europe, design and implementation of financial and non-financial management control systems, budget management and development of policies and procedures. Mr. Maddocks has maintained constant interaction with Senior Executives via participation in various committees and matrix reporting structures. Maddocks has operated both in senior management roles and as an external consultant. He is a Chartered Accountant and speaks fluent Italian. He is a resident of Kent, England.

Mr. Frederick Dale Geesey has been the Vice President of Consulting since September 2005. From 2004 to August 2005, Mr. Geesey was the Director of Army IPv6 Programs of SI International, Inc. Dale has worked closely with the Department of Defense (“DoD”) in their IPv6 transition activities and recently supported the development of the DoD’s IPv6 Transition Plan and response to congressional inquiries regarding the DoD’s transition to IPv6. He directly supported the DoD IPv6 Transition Office and the Army’s IPv6 transition team in the development of their overall IPv6 transition strategy, program planning and technical solutions. Mr. Geesey has been a participant of several DoD IPv6 technical working groups in the areas of network infrastructure, Information Assurance and Testing.  From 2003 to 2004, Mr. Geesey was the Director of Government Markets of Intrado, Inc. From 2002 to 2003, Mr. Geesey was the President and COO of Auspex Technologies, LLC. From 2000 to 2002, Mr. Geesey was the Senior Director, Product Management/Engineering, of Cambrian Communications, LLC. Mr. Geesey holds a Bachelor’s degree in Electrical Engineering from Old Dominion University, a Master’s degree in Electrical Engineering from George Mason University and a Masters of Business Administration from California Coast University.

Mr. Paul Shepherd has been our Secretary since August 2005.  From June 2000 to August, 2005 Mr. Shepherd has been a successful private marketing consultant for numerous private companies and individuals.   Mr. Shepherd holds an Associate in Arts in Business Administration at Santa Monica College.

ITEM 10. EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company to: (i) its Chief Executive Officer, Chairman and Chief Financial Officer; and (ii) its most highly compensated officers whose cash compensation exceeded $100,000 for services performed from August 8, 2005, the date we completed our acquisition of IPv6 Summit, through October 18, 2005.

Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs(#)	LTIP Payouts($)	All Other Compensation ($)
Alex Lightman (1)	2005	$45,565
Peter Maddocks (2)	2005	--	--	$25,000(2)	--	--	--	--
Dale Geesey (3)	2005	$7,705		--	--	200,000(3)	--	--
Paul Shephard	2005	--
_______________________
*The Company hired its executive officers on or about August 8, 2005 as a result of the Stock Purchase Agreement. Accordingly, none of the executive officers have earned full year annual compensation or long tem compensation. This table reflects annual compensation paid to the executive officers from August 8, 2005 to date.

(1)	Mr. Lightman is expected to earn an annual salary of approximately $400,000 during the next fiscal year.
(2)	Mr. Maddocks has been paid a one-time advance payment of $25,000 for his board representation for the next fiscal year.
(3)
Mr. Geesey is expected to earn an annual salary of $150,000 during the next fiscal year. Pursuant to Mr. Geesey’s employment agreement, he is eligible to receive options to purchase 200,000 shares of the Company’s restricted common stock commencing on the effective date that the Company initiates any Stock Option Plan.

COMPENSATION PLANS

We do not have any option, annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

DIRECTOR COMPENSATION

We do not have any agreement to compensate our directors at this time, however we have paid a one-time advance payment of $25,000 to Mr. Maddocks for his board representation for the next fiscal year.

EMPLOYMENT AGREEMENTS

On September 22, 2005, the Company entered into an employment agreement with Frederick Dale Geesey, our Vice President of Consulting. The term of the agreement is for one year and provides for an annual base salary of $150,000 with certain performance based target bonuses. The agreement also provides for the issuance of options to purchase 200,000 shares of restricted common stock. The options vest over a period of three years.

On September 6, 2005, the Company entered into an employment agreement with Gerard Casale, Esq., our Corporate Counsel. The agreement provides for an initial part time term during which Mr. Casale shall be our Corporate General Counsel with an annual salary of $142,500 and shall be issued 50,000 shares of restricted common stock. Subject to Mr. Casale’s agreement, on or about December 1, 2005, Mr. Casale may be become our Vice President of Business and Legal Affairs with an annual salary of $285,000 and shall be issued 100,000 shares of our restricted common stock.

On October 11, 2005, the Company entered into an employment agreement with Leah Thompson, our Manager of Administrative Operations. The agreement provides for a one-year term with an annual base salary of $80,000 with certain performance-based target bonuses. The agreement also provides for the issuance of options to purchase 100,000 shares of restricted common stock. The options vest over a period of two years.

The Company currently has an understanding in principle with Alex Lightman our Chief Executive Officer and President, providing for terms of his employment. Specifically, the Company and Mr. Lightman have agreed to a five-year employment agreement with an annual salary of $400,000. The Company anticipates entering a formal written agreement with Mr. Lightman in the fourth quarter of 2005.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person or group that is known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of the Company, each person named in the Summary Compensation Table, and all directors and executive officers of the Company as a group as of October 7, 2005. Unless otherwise indicated, the company believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable. As of October 24, 2005, there were 61,388,270 shares of common stock issued and outstanding.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Class A common Stock (1)	Percentage of Securities (1)
Alexander Lightman(2)/*	President	6,333,000	10.32%

Peter Maddocks*	CFO	0	0

Dale Geesey*	VP of Consulting	0	0

Paul Shephard	Secretary	0	0

Alliance Housing Partners(3)
c/o 17 W Jefferson St., Suite 1
Rockville, MD 20850	--	3,750,000	6.11%

Equitocracy Trust(2)
c/o 1431 Ocean Avenue, Suite 419
Santa Monica, CA 90401	--	27,000,000	43.98%

Frederic Richardson(3)	--	17,180,000	27.99%

All executive officers and Directors as a group (4 persons)			54.3%

* Address of all holders is c/o Innofone.com, Incorporated, 1431 Ocean Avenue, Suite 1100, Santa Monica, California 90401.

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2) Mr. Alex Lightman, our Chief Executive Officer and President, is the trustee of the Equitocracy Trust and is deemed to be the beneficial owner of the shares owned by that entity.

(3) Mr. Frederic Richardson was the President and CEO of the Company prior to consummation of our Stock Purchase Agreement entered into on August 8, 2005. Mr. Richardson does not hold any current positions with the Company. We have been advised that on August 19, 2005, Mr. Richardson entered into two Stock Purchase Agreements, each with Abbey International Holdings, Ltd. providing for the sale to Abbey of an aggregate of 20,500,000 shares of our common stock. Approximately 17,000,000 shares of common stock were to be sold by Mr. Richardson and the remaining 3,500,000 shares of common stock were to be sold by Alliance Housing Partners, an entity that Mr. Richardson controls. The sales were contingent upon certain conditions. To date, the transfers have not been reflected on the Company’s books by its transfer agent.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 8, 2005, we entered into a stock purchase agreement with Mr. Alex Lightman to purchase the total issued and outstanding shares of IPv6 Summit Inc., an entity engaged in developing new technology referred to as Internet Protocol version 6. Pursuant to the agreement, we agreed to pay Mr. Lightman $1,000,000 in the form of a promissory note and issue to him approximately 33,333,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of IPv6. As a result of the stock purchase agreement, IPv6 Summit Inc. became a wholly owned subsidiary of the Company and Mr. Lightman became our President and Chief Executive Officer. Prior to this acquisition, we operated as a holding company for companies involved in technology and financial services.

On August 31, 2005, Mr. Lightman pledged 3 million shares to support obligations under the Notes issued to various investors on August 31, 2005.

On October 17, 2005 we amended and restated our promissory note issued to Mr. Alex Lightman, our Chief Executive Officer and President, on October 12, 2005, in connection with our Stock Purchase Agreement dated August 8, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum The note was amended and restated to provide for a repayment schedule which is to coincide with the timing that the Company receives the Traunches. Specifically, we will make monthly installment payments equal to $83,333.33 for each successive month starting on the date of execution of the note and ending January 17, 2006. Upon the filing of this registration statement and receipt of the second Traunche, we will make monthly installment payments of $83,333.33 for the four (4) successive months thereafter. Further, upon the effectiveness of this registration statement and receipt of the third Traunche, we will make monthly installment payments of $83,333.33 for the four (4) successive months thereafter.

DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 950,000,000 shares of common stock, par value of $0.001 per share, of which 61,388,270 issued and outstanding as of October 18, 2005. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

TRANSFER AGENT

The Company’s transfer agent is Interwest Transfer Company, Inc.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. There are 1,311,224 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 60,077,046 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

AJW Partners, LLC (3)/(4)	1,427,506	1,427,506	0
AJW Offshore, Ltd (3)/(5)	6,066,901	6,066,901	0
AJW Qualified Partners LLC(3)/(6)	4,223,039	4,223,039	0
New Millennium Capital Partners II LLC (3)/(7)	178,438	178,438	0
____________

(1) Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the callable secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their callable secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the callable secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Some of the selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey is Ribotsky is the fund manager, has voting and investment control over the shares listed bellow owned by AJW Partners, LLC. AJW Partners, LLC intends to transfer shares to certain of its affiliates. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd. and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, a designee of AJW Partners, LLC, a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(4) Includes 1,307,506 shares of common stock issuable upon conversion of the Note and 120,000 shares of common stock issuable upon exercise of warrants.

(5)  Includes 5,556,901 shares of common stock issuable upon conversion of the Note and 510,000 shares of common stock issuable upon exercise of warrants.

(6)  Includes 3,868,039 shares of common stock issuable upon conversion of the Note and 355,000 shares of common stock issuable upon exercise of warrants.

(7)  Includes 163,438 shares of common stock issuable upon conversion of the Note and 15,000 shares of common stock issuable upon exercise of warrants.

TERMS OF CALLABLE SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on August 31, 2005 for the sale of (i) $4,500,000 in callable secured convertible notes and (ii) warrants to buy 1,000,000 shares of our Common Stock. This prospectus relates to the resale of our Common Stock underlying these callable secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $4,500,000 in traunches as follows (the “Traunches”):

•	$1,500,000 was disbursed on September 1, 2005;

•	$1,500,000 will be disbursed upon the filing of this registration statement; and

•	$1,500,000 will be disbursed upon this prospectus being declared effective.

Accordingly, upon filing of this registration statement, we will have received a total of $3,000,000 pursuant to the Securities Purchase Agreement.

The funds from the sale of the callable secured convertible notes will be primarily used for working capital needs. The callable secured convertible notes bear interest at 8% (unless our common stock is greater than $2.50 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our Class A Common Stock, at the investors' option, at a per share price equal to the lesser of $3.50 or 30% discount to the average of the three lowest trading prices of the Common Stock during the 20 day trading day period prior to conversion. The callable secured convertible notes become immediately due and payable and we will pay an amount equal to 130% times the sum of (a) the then outstanding principal amount of the Note immediately following the maximum conversion date (the date that we issue 19.99% of our issued and outstanding shares), plus (b) accrued and unpaid interest on the unpaid principal amount of the Note to within fifteen (15) days of the maximum conversion date, plus (c) default interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the maximum conversion date by the holder (the then outstanding principal amount of this Note immediately following the maximum conversion date), plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the “Remaining Convertible Amount”). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of the Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of the Notes and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the maximum share amount (the “Triggering Event”), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the maximum conversion date. As used herein, “Shareholder Approval” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount. In connection with the issuance of the Notes, we agreed to register two times the number of shares of common stock issuable upon conversion of the Notes.

The warrants are exercisable until five years from the date of issuance. The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property.

The warrants have an exercise price of $5.00 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated August 8, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price means: (i) the average of the last reported sale prices for our shares of our Common Stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the OTCBB is not the principal trading market, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of Innofone.com, Incorporated as of and for the period from June 30, 2005 appearing in this prospectus have been audited by Hochman & Denzinger and the financial statements of IPv6 Summit, Inc. appearing in this prospectus have been audited by DeJoya Griffith & Company, LLC, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

De Joya Griffith & Company, LLC
Certified Public Accountants & Consultants
2425 W. Horizon Ridge Parkway
Henderson, Nevada 89052

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IPv6 Summit, Inc.
Santa Monica, California

We have audited the balance sheet of IPv6 Summit, Inc. (the “Company”) as of June 30, 2005 and the related statements of operations, stockholder's equity and cash flows for the year ended June 30, 2005 and for the period from July 9, 2003 (Date of Inception) through June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presently fairly, in all material respects, the financial position of IPv6 Summit, Inc. as of June 30, 2005 and the results of their operations and their cash flows for the years ended June 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States.

/s/ De Joya Griffith & Company, LLC

De Joya Griffith and Company, LLC
Henderson, Nevada
September 9, 2005

IPV6 SUMMIT, INC.
Balance Sheets

June 30, 2005
ASSETS
Cash	$17,840
Accounts receivable	46,980
Officers' advances	12,729
Total current assets	77,550

Fixed assets, net	4,840
Total assets	$82,389

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable and accrued liabilities	53,848
Customer deposits	--
Other current liabilities	6,934
Total current liabilities	60,782

Long-term liabilities	--
Total liabilities	60,782

Commitments and contingencies	--

Stockholder's equity
Common stock; $0.001 par value; 2,000,000 shares authorized, issued and outstanding	2,000
Additional paid-in capital	--
Retained earnings	19,607
Total stockholder's equity	21,607
Total liabilities and stockholder's equity	$82,389

IPV6 SUMMIT, INC.
Statements of Operations

		For the period from
		July 9, 2003
		(Date of Inception)
	For the year ended	through
	June 30, 2005	June 30, 2004

Revenues	$545,588	$553,287

Cost of revenues	118,164	165,686
Gross profit	427,424	387,601

Operating expenses
Depreciation and amortization	2,941	1,302
Selling general and administrative	466,913	311,225
Total operating expenses	469,854	312,527

Income (loss) from operations	(42,431)	75,074

Other income (expense)
Interest income	3	2
Loss on Disposal of Asset	(2,756)	--
Total other income (expense)	(2,753)	2

Net income (loss) before provision for income taxes	(45,184)	75,076

Provision for income taxes	(10,285)	--
Net income (loss)	$(55,469)	$75,076
Net income (loss) per common share - basic and diluted	$(0.03)	$0.04
Weighted average common shares outstanding - basic and diluted	2,000,000	2,000,000

IPV6 SUMMIT, INC.
Statements of Stockholder's Equity

					Total
	Common Stock		Additional	Retained	Stockholders'
	Shares	Amount	Paid-in Capital	Earnings	Equity
Balance, July 9, 2003 (Date of Inception)	--	$--	$--	$--	$--

Issuance of stock for services to the founding shareholder, $0.001 per share	2,000,000	2,000	--	--	2,000

Net income (loss)	--	--	--	75,076	75,076

Balance, June 30, 2004	2,000,000	2,000	--	75,076	77,076

Net income (loss)	--	--	--	(55,469)	(55,469)

Balance, June 30, 2005	2,000,000	2,000	--	19,607	21,607

IPV6 SUMMIT, INC.
Statements of Cash Flows

	For the year ended June 30, 2005	For the period July 9, 2003 (Date of Inception) through June 30, 2004
Cash flows from operating activities:
Net income (loss)	$(55,469)	$75,076
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	2,941	1,302
Loss on disposal of fixed assets	2,756	--
Stock issued for services	--
Changes in operating assets and liabilities:
Change in accounts receivable	69,548	(116,529)
Change in officers' advances	(12,729)	--
Change in prepaid expenses	3,050	(3,050
Change in other assets	11,810	(11,810
Change in accounts payable and accrued liabilities	(29,448)	83,296
Change in advances from related parties	(39,139)	39,139
Change in accrued income taxes	6,934	--
Net cash provided (used) by operating activities	(39,745)	69,425

Cash flows from investing activities:
Purchase of fixed assets	(2,165)	(9,675)
Net cash used by investing activities	(2,165)	(9,675)

Cash flows from financing activities:
Proceeds from issuance of common stock	--	--
Net cash provided by financing activities	--	--

Net change in cash	(41,910)	59,750

Cash, beginning of period	59,750	--

Cash, end of period	$17,840	$59,750

Supplemental disclosure of cash flow information:
Cash paid for interest	$--	$--
Schedule of non-cash financing and investing activities:
Issuance of 2,000,000 shares of common stock for services	$--	$2,000

IPV6 SUMMIT, INC. FINANCIAL STATEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - IPv6 Summit, Inc., a Nevada corporation (hereinafter referred to as the “Company”) located in Santa Monica, California was incorporated on July 9, 2003. The Company is among the leading organizers of IPv6 conference events in the world. IPv6 stands for Internet Protocol version 6 and is the successor protocol to the current Internet, Internet Protocol version 4, which was introduced in June 1973 and turned 32 years old this summer. IPv4 is a 32-bit protocol, while IPv6 is a 128-bit protocol allowing for 3.4 x 10 to the 38th power new IP addresses, and thus allowing for a vast increase in connecting people, places, and things to the Internet.

The Company derives revenue from Sponsorships, Conference Attendee Fees, Training Fees, and Consulting to Governments. New sources of revenue during the 2005-2007 will be derived from Consulting to Corporations, Software Revenue, Subscription Revenue and Information Revenue. Subscription revenue will be derived from offering broadband IPv6 wireline and wireless services, as an IPv6-centric ISP and WISP, including Voice over IPv6 and Video over IPv6. Information Revenue will be derived from setting up one of the largest IPv6 information portals, building on the existing multiple gigabytes of IPv6 related information on http://www.usipv6.com

Year-end - The Company’s year-end is June 30.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and expense recognition - The Company recognizes revenue from services provided once all of the following criteria for revenue recognition have been met: 1) pervasive evidence of an agreement exists, 2) the services have been delivered, 3) the price is fixed and determinable and not subject to refund or adjustment and 4) collection of the amounts due is reasonably. Overhead and administrative costs are recognized when incurred and direct event costs and expenses are recognized during the period in which the event they are associated with occurs.

Inventory- The Company has no inventory as of June 30, 2005.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Goodwill and intangible assets -

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment.

According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under SFAS No. 142, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

The Company has no Goodwill or Intangible Assets and thus the Company did not record any amortization expense related to goodwill or intangibles for the years ended June 30, 2005 and 2004.

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS 123 (R), “Share-Based Payment.” This Statement is a revision to SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. No compensation cost is recognized for equity instruments for which employees do not render service. We will adopt SFAS 123(R) effective on July 1, 2005, requiring compensation cost to be recognized as expense for the portion of outstanding unvested awards, and any new awards made thereafter, based on the grant-date fair value of those awards.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 “Reporting on Advertising Costs.” Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded no significant advertising costs for the years ended June 30, 2005 and 2004.

Research and development costs - Research and development costs are charged to expense as incurred.

2.	FIXED ASSETS

Fixed assets consist of the following as of June 30, 2005:

Equipment	$9,004
Less: accumulated depreciation	4,164
Fixed assets, net	$4,840

3.	COMMITMENTS AND CONTINGENCIES

Office lease - The Company lease three office suites at 1431 Ocean Avenue in Santa Monica, California on a month-to-month basis. The current monthly lease payment for the four suites total $2,468 per month. Lease payments for the year ended June 30, 2005 and 2004 totaled $20,300 and $11,425, respectively.

4.	SUBSEQUENT EVENTS

On August 08, 2005, Alex Lightman, the sole shareholder of IPv6 Summit, Inc., entered into a Stock Purchase Agreement with Innofone.com, for the sale of 100 % of the issued outstanding and shares of IPv6 Summit, Inc. to Innofone.com. The fundamental terms of the purchase agreement provide for the Innofone.com to deliver a promissory note in the sum of $1,000,000 (One Million Dollars) as partial consideration of the purchase price and to issue 33,333,000 (Thirty Three Million Three Hundred and Thirty Three Thousand) shares of restricted common stock of Innofone.com to satisfy the balance of the purchase price in full. As a result, IPv6 Summit, Inc. will become a wholly owned subsidiary of the Innofone.com. Alexander Lightman will become the Chairman and Chief Executive officer of the company. He will be awarded a five-year employment agreement at an annual salary of $400,000.00 per year. This Agreement is pending subject to completion and delivery of audit.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of:
INNOFONE.COM, INCORPORATED

We have audited the accompanying balance sheets of INNOFONE.COM, INCORPORATED as at June 30, 2005 and 2004, and the statements of operations, shareholders’ deficit and cash flows for each of the years in the three-year period ended June 30, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2005 and 2004, and the results of its operations and their cash flows for each of the years in the three-year period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s / Danziger & Hochman

Toronto, Ontario

July 25, 2005	Chartered Accountants

INNOFONE.COM, INCORPORATED	Statement I
Balance Sheet
As at June 30, 2005 and 2004
(Stated in United States Dollars)

	2005	2004

ASSETS	$--	$--

LIABILITIES	$--	$--

SHAREHOLDERS’ DEFICIENCY

CAPITAL STOCK (note 3)
Common shares	4,898,880	4,879,010
Additional paid-in capital	9,659,382	8,998,252
	14,558,262	13,877,262

(DEFICIT) - Statement II	(14,558,262)	(13,877,262)

	--	(--)

	$--	$--

{See accompanying notes.}

INNOFONE.COM, INCORPORATED	Statement II
Statement of Shareholders’ Deficit
For The Years Ended June 30, 2005, 2004 and 2003
(Stated in United States Dollars)

		Additional
	Common	Paid-In
	Shares	Capital	Deficit	Total

BALANCE, June 30, 2002	$4,842,772	$7,719,593	($13,318,937)	($ 756,572)

Convertible note converted to stock	2,300	647,700	--	650,000
Issuance of shares for legal services	500	1,887	--	2,387
Issuance of shares for consulting services	26,378	180,932	--	207,310
Net loss	--	--	--	(209,697)
BALANCE, June 30, 2003	4,871,950	8,550,112	(13,528,634)	(106,572)

Issuance of shares for selling, general and administrative services	7,060	448,140	--	455,200
Net loss	--	--	--	(348,628)
BALANCE, June 30, 2004	4,879,010	8,998,252	(13,877,262)	(--)

Issuance of shares for selling, general and administrative services (note 4)	19,870	661,130	--	681,000
Net loss	--	--	--	(681,000)
BALANCE, June 30, 2005	$4,898,880	$9,659,382	($14,558,262)	$--

{See accompanying notes.}

INNOFONE.COM, INCORPORATED	Statement III
Statement of Operations
For The Years Ended June 30, 2005, 2004 and 2003
(Stated in United States Dollars)

	2005	2004	2003

REVENUE	$--	$--	$--

EXPENSES
Selling, general and administrative services (note 4)	681,000	455,200	209,697
Write-off of investment	--	210,000	--
Foregiveness of debt (recovery)	--	(316,572)	--
Net (Loss) from Operations	(681,000)	(348,628)	(209,697)

NET (LOSS) FOR THE YEAR	($681,000)	($348,628)	($209,967)

BASIC NET (LOSS) PER SHARE (Note 5)	($ 0.03)	($ .07)	($ 1.37)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	20,098,984	4,740,817	152,682

{See accompanying notes.}

INNOFONE.COM, INCORPORATED	Statement IV
Statement of Cash Flows
For The Years Ended June 30, 2005, 2004 and 2003
(Stated in United States Dollars)

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for year - (Statement III)	($681,000)	($348,628)	($209,697)
Issuance of shares for sales, general and administrative services (note 4)	681,000	455,200	209,697
Write-off of investment	--	210,000	--
Accounts payable and accrued liabilities	--	(316,572)	(104,000)

Net cash provided by (used in) operating activities	--	--	(104,000)

FINANCING ACTIVITIES
Due to officers and directors	--	--	104,000
Issuance of capital stock	--	--	650,000
Convertible debt	--	--	(650,000)

Net cash provided by (used in) financing activities	--	--	104,000

INCREASE IN CASH	--	--	--

CASH, BEGINNING OF YEAR	--	--	--

CASH, END OF YEAR	$--	$--	$--

Non-cash transactions:
Issuance of shares for sales, general and administrative services (note 4)	$681,000	$425,200	$209,697
Write off of investment	--	210,000	--
Accounts payable	--	(316,572)	(104,000)
Due to officers and directors	--	--	104,000
Issuance of capital stock for debt	--	--	650,000
Convertible debt	--	--	(650,000)

{See accompanying notes.}

INNOFONE.COM, INCORPORATED
Notes to the Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

1.	NATURE OF OPERATIONS

The Company was incorporated in Nevada on December 19, 1995 and is in the process of attempting to raise capital for future operations. As the Company does not have any assets, it would require new capital to fund any future ventures.

2.	SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in conformity with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Income Taxes

The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As the Company does not currently have any operations or assets, they are not anticipating the recovery of any tax assets and therefore, have not reflected any future tax asset.

INNOFONE.COM, INCORPORATED
Notes to Financial Statements
June 30, 2005 and 2004
(Stated in United States Dollars)

3.	CAPITAL STOCK

The number of outstanding shares of the Company as at June 30, 2005 is computed as follows:

Common

Outstanding Shares as at June 30, 2002	100,022,505

Shares issued in exchange for consulting fees	23,357,826
Shares issued in exchange for legal fees	500,000
Reverse stock split: 175 shares for one share	(123,172,444)
Share issuance on conversion of debt	2,300,000
Share issuance on exchange for consulting fees	3,021,800
Reverse stock split: 20 shares for one share	(5,728,203)
Outstanding shares as at June 30, 2003	301,484

Shares issuance on exchange for sales, general and administrative services	7,060,000
Outstanding shares as at June 30, 2004	7,361,484

Shares previously issued that were cancelled in the year	(126,214)
Shares issuance in exchange for sales, general
and administrative services (note 4)	20,000,000
Outstanding shares as at June 30, 2005	27,235,270

The Company's authorized capital stock consists of 950,000,000 shares of common stock and 25,000,000 shares of preferred stock each with a par value of $0.001 per share. There are no outstanding preferred shares at year-end.

4.	RELATED PARTY TRANSACTIONS

During the year the Company issued 13,750,000 restricted shares and 6,250,000 regular shares to the sole director and majority shareholder for services and reimbursement of costs.

5.	BASIC NET LOSS PER SHARE

Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis. The effect of the conversion of the preferred shares on an if-converted basis and stock options has an anti-dilutive effect.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$1,540.16
Legal fees and expenses	30,000.00
Accountants’ fees and expenses	--
Printing expenses	1,500.00
Total	$33,040.16
___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 31, 2005, the Company entered into a Securities Purchase Agreement, dated as of August 31, 2005 (“Agreement”), by and among the Company and AJW Partners, LLC. (“Partners”), AJW Offshore, Ltd. (“Offshore”), AJW Qualified Partners (“Qualified”) and New Millenium Capital Partners, II, LLC (“Millenium”). Partners, Offshore, Qualified and Millenium are collectively referred to as the “Purchasers”. The Agreement provides for the sale by the Company to the Purchasers of Secured Convertible Term Notes (the “Notes”) issued by the Company in the aggregate principal amount of Four Million Dollars ($4,500,000) (“Principal Amount”). The Principal Amount is to be funded by the Purchasers in three tranches ($1.5 million on September 1, 2005, $1.5 million upon filing the Registration Statement and $1.5 million upon effectiveness of the Registration Statement). The offering of Notes under the Agreement was made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes bear interest at 8% per annum, unless the common stock of the Company is greater than $3.50 per share for each trading day of a month, in which event no interest is payable during such month. The Notes are convertible into common stock of the Company at the lesser of $3.50 or a 30% discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. In connection with the subject offering, the Company issued an aggregate of 1,000,000 warrants (333,333 upon each tranche of financing) to purchase common stock at a price of $5.00 per share. The warrants are exercisable for a period of five years. The conversion of the Notes are subject to an effective Registration Statement to be filed by the Company. The Company has the right to redeem the Notes under certain circumstances and the right to prevent conversions in any month where the stock price is less than $3.50 per share. The Notes are secured by all of the Company’s assets. In connection with the loan, Mr. Alex Lightman, our Chief Executive Officer and President, pledged 3,000,000 shares of his common stock as additional security. The proceeds of the offering will be used primarily for working capital and for repayment of the promissory note issued to Mr. Alex Lightman. The purchases represented to the Company that they are “accredited investors.” No commissions were paid in connection with the transaction.

In connection with our Stock Purchase Agreement, dated August 8, 2005, we issued securities to Mr. Alex Lightman in exchange for 100% of the issued and outstanding shares of IPv6 Summit, Inc. Specifically, we issued a promissory note in the principal face amount of $1,000,000 and issued 33,333,000 shares of our restricted common stock. On October 17, 2005, we amended and restated our promissory note originally issued to Mr. Alex Lightman on October 12, 2005. The principal face amount of the note is $1,000,000 and bears interest at the rate of four percent (4%) per annum The note was amended and restated to provide for a repayment schedule which is to coincide with the timing that the Company receives the Traunches.

ITEM 27. EXHIBITS

(a) Exhibits

All references to the Company's Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 0-31949

(a) Exhibits

Exhibit No.	Document
3.1	Articles of Incorporation of Innofone.com, Incorporated,as amended (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

3.2	Bylaw, as amended (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

5.1	Consent of Gersten, Savage, LLP (1)

10.1	Employment Agreement between the Company and Gerard Casale, Jr., dated September 6, 2005 (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

10.2	Employment Agreement between the Company and Frederic D. Geesey, dated September 22, 2005 (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

10.3	Stock Purchase Agreement between the Company and Alex Lightman, dated August 8, 2005 (incorporated by reference to Exhibit 10.1 filed with the Company's Form 8-K on August 19, 2005 (“August 8-K”)*

10.4	Investment Agreement between the Company and Alex Lightman, dated August 8, 2005 (incorporated by reference to Exhibit 10.2 filed with the Company’s August 8-K)*

10.5	Form of Callable Secured Convertible Note, dated August August 31, 2005 (incorporated by reference to Exhibit 10.1 filed with the Company's Form 8-K on September 6, 2005 (“September 8-k”) *

10.6	Stock Purchase Agreement between the Company and various investors, dated August 31, 2005 (incorporated by reference to Exhibit 10.2 filed with the Company's September 8-K)*

10.7	Security Agreement between the Company and certain secured parties, dated August 31, 2005 (incorporated by reference to Exhibit 10.3 filed with the Company's September 8-K)*

10.8	Guaranty and Pledge Agreement between the Company, Alex Lightman and certain Pledgees, dated August 31, 2005 (incorporated by reference to Exhibit 10.4 filed with the Company's September 8-k)*

10.9	Form of Stock Purchase Warrant issued by the Company to various investors, dated August 31, 2005 (incorporated by reference to Exhibit 10.4 filed with the Company's September 8-k)*

10.10	Commercial Lease between the Company and Barrington Pacific, LLC, dated October 7, 2003 (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

10.11	Form of Promissory Note, dated October 12, 2005 issued to Alex Lightman (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

10.12	Amended and Restated Promissory Note, dated October 17, 2005 issued to Alex Lightman (1)

10.13	Intellectual Property Security Agreement (filed as Exhibit 99.4 to Current Report on Form 8-K, filed August 31, 2005 and incorporated herein by reference)*

10.14	Registration Rights Agreement between the Company and various investors, dated August 31, 2005(1)

21	List of Company's subsidiaries (incorporated by reference to Exhibit 3.1 filed with the Company’s Form 10-KSB on October 14, 2005)*

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto) (1)

23.2	Consents of DeJoya Griffith & Company, LLC(1)

23.3	Consents of Denzinger and Hochman(1)
________________________
* Incorporated by reference as stated therein
(1) Filed herewith

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, California, on October 27, 2005.

INNOFONE.COM, INCORPORATED

By:	/s/ Alex Lightman
Alex Lightman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this amended report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Alex Lightman	Chief Executive Officer, President and Director	October 27, 2005
Alex Lightman

/s/ Peter Maddocks	Chief Financial Officer and Director	October 27, 2005
Peter Maddocks

/s/Federic D. Geesey	Vice-President of Consulting	October 27, 2005
Federic D. Geesey

/s/ Paul Shephard	Secretary	October 27, 2005
Paul Shephard